Exhibit 10.1

EXECUTION COPY
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated and entered into this April 1, 2008, between Belden Inc. (formerly Belden CDT Inc.) a Delaware corporation (the “Company”), and John Stroup (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and Executive entered into an employment agreement dated September 26, 2005 (“Prior Agreement”);
     WHEREAS, the Company and Executive desire to amend and fully restate the Prior Agreement, and to continue Executive’s employment with the Company as its President and Chief Executive Officer, in accordance with the terms hereof; and
     WHEREAS, the Company and Executive desire to amend the Prior Agreement so as to conform the existing terms of Executive’s employment with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”) and the final Treasury Regulations related thereto, among other amendments herein.
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. POSITION/DUTIES.
          (a) Executive shall serve as the President and Chief Executive Officer of the Company. As President and Chief Executive Officer of the Company, Executive shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of the Company in all matters except where action of the Board of Directors of the Company (the “Board”) is required by law, the by-laws of the Company, or resolutions of the Board, and shall have such other duties and responsibilities as the Board shall designate that are consistent with Executive’s position. Executive shall report exclusively to the Board.
          (b) Executive shall use Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive hereunder and devote substantially all of Executive’s business time to the performance of Executive’s duties with the Company; provided, the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior approval of the Board, serving on the board of directors or advisory boards of other companies and (ii) managing Executive’s and Executive’s family’s personal investments, in all events so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall, as soon as reasonably practicable considering any fiduciary duty to the other such company, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board.
          (c) The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board as soon as there is a legal vacancy on the Board, but not to be effective prior to the Effective Date (defined below). Thereafter, during the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of Executive’s then-current term.
          (d) Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder.
     2. TERM OF AGREEMENT. The Agreement was effective September 26, 2005 and the initial term of Executive’s employment with the Company commenced on October 31, 2005 (the “Effective Date”) and, pursuant to the Prior Agreement, ends on the third anniversary of the Effective Date; provided, the initial term is hereby extended until October 31, 2011 (“Initial Term”). The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the Initial Term or the then current succeeding one (1)-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall terminate upon its expiration date. The Initial Term, as it may be extended from year to year thereafter, is herein referred to as the “Term.” The foregoing to the contrary notwithstanding, upon the occurrence of a Change in Control (defined below), the Term shall be for a period ending on the later of the last day of the Initial Term and the second anniversary of the date of the occurrence of such Change in Control and shall be subject to expiration upon notice by Executive or the Company to the other party or to automatic successive additional one-year periods thereafter, as the case may be, in the manner provided above. If Executive remains employed by the Company beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue. In all events hereunder, Executive’s employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Term shall be deemed to have ended.
     3. BASE SALARY. Commencing effective February 21, 2008, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $700,000, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
     4. ANNUAL BONUS. Commencing on the Effective Date, Executive shall be eligible to participate in the Company’s Management Incentive Plan and any successor annual bonus plans. Commencing with the 2008 fiscal year, Executive shall have the opportunity to earn an annual target bonus, measured against performance criteria to be determined by the Board (or a committee thereof), of at least 130% of Base Salary (for the 2008 fiscal year, such Base Salary amount shall be $700,000).

     5. EQUITY AWARDS.
          (a) BUY-OUT OPTION GRANT. The Board or the committee of the Board (the “Committee”) appointed to administer the Company’s 2001 Long-Term Performance Incentive Plan as may be amended or replaced from time to time (“Plan”), shall award Executive as of the Effective Date, two options (collectively and singularly, the “Buy-Out Option”) to purchase an aggregate number of shares of the Company’s common stock (“Common Stock”) as equals the product of (i) the quotient of (A) $3,000,000 divided by (B) the Fair Market Value (as defined under the Plan) of Common Stock on the Effective Date, multiplied by (ii) three (3).
          (b) BUY-OUT RESTRICTED STOCK UNITS. The Board or the Committee shall award Executive as of the Effective Date such number of restricted stock units (the “Buy-Out RSUs”) as equals the quotient of (i) $3,000,000 divided by (ii) the Fair Market Value of Common Stock on the Effective Date.
          (c) ANNUAL LONG-TERM INCENTIVE AWARDS.
          (i) Commencing with annual awards granted to senior executives in 2006, Executive shall be eligible for annual long-term incentive awards throughout the Term under such long-term incentive plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs; provided, that Executive’s participation in such plans and programs shall be at a level and on terms and conditions consistent with participation by other senior executives of the Company, as the Board or the Committee shall determine in its sole discretion, with due consideration of Executive’s position and awards granted to other senior executives of the Company. Notwithstanding, Executive shall be granted an annual long-term incentive equity award during each of the 2006, 2007 and 2008 fiscal years having a value on the grant date of not less than $2,500,000 (the “Initial Term Annual Awards”). The Initial Term Annual Awards shall be granted in the form of stock options or restricted stock units (“RSUs”) or a combination thereof, unless Executive and the Committee otherwise agree. The portion of such dollar value of each Initial Term Annual Award granted as stock options and the portion granted as RSUs shall be determined in the discretion of the Board or Committee, provided that not less than one-half of such annual value shall be granted as RSUs.
          (ii) For Initial Term Annual Awards of RSUs, the number of RSUs granted shall be equal to the quotient of (A) the dollar value to be awarded divided by (B) the Fair Market Value of a share of Common Stock on the grant date. For Initial Term Annual Awards of stock options, the number of options granted shall be equal to the quotient of (C) the dollar value to be awarded divided by (D) the Black-Scholes value (or other option valuation method) of one (1) share of Common Stock on the grant date as determined by the Committee or the Board for the valuation of stock option grants to other senior executives during such fiscal year.
          (iii) Except as provided below, for Initial Term Annual Awards granted as stock options, each such option share shall have an exercise price equal to the Fair

Market Value of one (1) share of Common Stock and shall vest and become exercisable in three (3) equal installments on the first, second and third anniversaries of the grant date, provided that Executive has been continuously employed by the Company through each such vesting date for such installment to so vest. Initial Term Annual Awards granted as RSUs shall fully vest (A) on the third anniversary of the grant date or (B) if Executive shall have attained stated performance objectives over a three-year period, or (C) a combination of (A) and (B), and in no part prior to such vesting date, provided that Executive shall have been continuously employed by the Company through such vesting date, all as shall be determined in the sole discretion of the Committee or the Board.
          (iv) All Initial Term Annual Awards shall be granted pursuant to the terms of the Plan as then in effect. In the event that, pursuant to Plan limits, during any fiscal year the Board and Committee are not authorized to grant a number of Initial Term Annual Award stock options or RSUs (or both) payable in shares of stock, having an aggregate value of $2,500,000, then such amount as is not so granted shall be awarded on substantially the same terms as stock options and RSUs, but such awards shall be payable to Executive in cash (e.g., as cash-based phantom stock and stock appreciation rights), subject to applicable tax and other law.
          (v) Initial Term Annual Awards and all other long-term incentive awards shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon such awards granted under the Plan.
          (vi) The provisions of subparagraphs (i) through (v), above, to the contrary notwithstanding:
          (1) Executive shall have the opportunity to be granted long-term incentive equity awards during the 2009 and 2010 fiscal years, in the sole discretion of the Committee, having a targeted value on the grant date of not less than $2,500,000, having the terms and conditions of Initial Term Annual Awards, above, except as set forth in this subparagraph (vi), and otherwise shall be considered herein as Initial Term Annual Awards;
          (2) Executive’s Initial Term Annual Awards granted as stock options or stock appreciation rights during the 2008, 2009 and 2010 fiscal years shall vest on the third anniversary of the date of award thereof or if subject to performance objectives shall vest only after completion of a three-year performance period; and
          (3) Executive’s Initial Term Annual Awards that may be granted during the 2009 and 2010 fiscal years shall be in such ratio of stock options or stock appreciation rights to RSUs as the Committee or the Board shall determine in its sole discretion.
          (d) RETENTION AWARD. On the date hereof, Executive shall be awarded an option (the “Retention Award”) to purchase such number of shares of Common Stock as have an aggregate value on the date of grant of $3,000,000, as determined in accordance with FAS 123R applying assumptions as are generally applied by the Company for awards of stock options to senior executives on or about the time of the Retention Award, having an exercise price per option equal to the Fair Market Value of one (1) share of Common Stock on the date of grant, a ten (10) year option term, and vesting and first becoming exercisable on February 21, 2013 provided that Executive has been continuously employed by the Company through such vesting date for the Retention Award to so vest and become exercisable, except as otherwise provided herein. The Retention Award shall otherwise be in the form of award generally applicable to awards of stock options to other senior executives of the Company.
          (e) STOCK OWNERSHIP. Executive shall be subject to, and shall comply with, the stock ownership guidelines of the Company as may be in effect from time to time; provided, Executive’s vested and unvested Buy-Out RSUs and restricted stock units granted as Initial Term Annual Awards shall be credited towards his stock ownership obligation.
     6. EMPLOYEE BENEFITS. Commencing on the Effective Date:
          (a) BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs.
          (b) VACATION. Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per year (as prorated for partial years of employment).
          (c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties hereunder. The Company shall reimburse Executive for his reasonable professional fees incurred to negotiate and prepare this Agreement, not in excess of $7,500.
          (d) RELOCATION. [Intentionally Omitted]
          (e) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, terminating or reducing any plans, benefits or programs so long as Executive continues to receive compensation and benefits consistent with Sections 4, 5 and 6(b).
     7. TERMINATION. Executive’s employment and the Term shall terminate on the first of the following to occur:
          (a) DISABILITY. Upon written notice by the Company to Executive of termination due to Disability, while Executive remains Disabled. For purposes of this Agreement, “Disability” shall have the meaning defined under the Company’s then-current long-term disability insurance plan in which Executive participates.

          (b) DEATH. Automatically on the date of death of Executive.
          (c) CAUSE. Immediately upon written notice by the Company to Executive of a termination of Executive’s employment for Cause. “Cause” shall mean:
          (i) Executive’s willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance and is not cured by Executive within a reasonable period, not to exceed thirty (30) days;
          (ii) Executive is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude;
          (iii) Executive has engaged in conduct that constitutes gross misconduct in the performance of his employment duties; or
          (iv) Executive breaches any representation, warranty or covenant under Section 22.
An act or omission by Executive shall not be “willful” if conducted in good faith and with Executive’s reasonable belief that such conduct is in the best interests of the Company.
          (d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination of Executive’s employment other than for Cause (and other than due to his Disability).
          (e) GOOD REASON. Upon written notice by Executive to the Company of a voluntary termination of Executive’s employment, at any time during a Protection Period (defined below), for Good Reason. “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following events:
          (i) Executive’s Base Salary or annual target bonus opportunity is reduced;
          (ii) Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with Executive’s position (including status, offices, titles, and reporting responsibilities) or authority;
          (iii) The Company requires Executive’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control; or
          (iv) Failure by the Company to elect or reelect Executive as a member of the Board of Directors.

          Prior to any termination by Executive for “Good Reason” he shall provide the Board not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds. Such notice shall be given within ninety (90) days following the initial existence of such grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.
          (f) VOLUNTARY TERMINATION FOR ANY REASON (WITHOUT GOOD REASON DURING A PROTECTION PERIOD). Upon at least thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment (i) for any reason prior to or after a Protection Period or (ii) without Good Reason during a Protection Period, in either case which the Company may, in its sole discretion, make effective earlier than any termination date set forth in such notice.
     8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock option grants, restricted stock units grants and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Upon termination of Executive’s employment, the following amounts and benefits shall be due to Executive:
          (a) DEATH; DISABILITY. If Executive’s employment terminates due to Executive’s death or Disability, then the Company shall pay or provide Executive (or the legal representative of his estate in the case of his death) with:
          (i) (A) any accrued and unpaid Base Salary through the date of termination and any accrued and unused vacation in accordance with Company policy; and (B) reimbursement for any unreimbursed expenses, incurred and documented in accordance with applicable Company policy, through the date of termination (collectively, “Accrued Obligations”). Accrued Obligations payable under clause (A) shall be payable within fifteen (15) days following the date of termination, and under clause (B) shall be paid within fifteen (15) days after Executive shall have provided the Company all required documentation therefor;
          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A pro-rated annual bonus for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable bonus plan (for this purpose determined at fiscal year end, by treating Company financial performance goals for such fiscal year as the only performance goals applicable to Executive and without any exercise of negative discretion by the Committee) and the fraction the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated bonus shall be paid when bonuses are paid generally to senior executives for such year (“Pro-Rated Bonus”);
          (iv) Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which Executive participates immediately prior to such termination;
          (v) Executive’s Buy-Out Option and Buy-Out RSUs shall become immediately fully vested, and Executive’s Buy-Out Option shall be exercisable for the lesser of one (1) year following the date of termination or the unexpired stated term of the grant;
          (vi) A pro-rated portion of Executive’s Retention Award, if not then vested and exercisable, shall become vested and exercisable on the date of termination in such number of options as equals the fraction the numerator of which is the number of days Executive was continuously employed from and after February 21, 2008 through the date of termination and the denominator of which is 1,826, and the remaining portion of the Retention Award shall be immediately forfeited. The Retention Award, to the extent vested and exercisable prior to or upon such termination shall remain exercisable for the lesser of one (1) year following the date of termination and the expiration of the ten (10) year option term. The provisions of this subparagraph (vi) shall survive any expiration of the Term in which Executive’s employment continues thereafter; and
          (vii) All of Executive’s other unvested long-term incentive awards (including unvested Initial Term Annual Awards), granted to Executive through the date of termination, other than as set forth in subparagraphs (v) and (vi), above, shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable, in accordance with the terms and conditions set forth in such awards.
          (b) VOLUNTARY TERMINATION (INCLUDING VOLUNTARY TERMINATION WITHOUT GOOD REASON DURING A PROTECTION PERIOD); INVOLUNTARY TERMINATION WITHOUT CAUSE AT OR AFTER AGE 65; INVOLUNTARY TERMINATION FOR CAUSE.
          (i) If Executive’s employment should be terminated (i) by Executive for any reason at any time other than during a Protection Period, or (ii) by Executive without Good Reason during a Protection Period, then: (A) the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i); (B) all unvested stock options, restricted stock units and other unvested long-term incentive grants (including the unvested portion of the Buy-Out Option, unvested Buy-Out RSUs, unvested Retention Award and any unvested Initial Term Annual Awards) shall be immediately forfeited and cancelled; and (C) all vested stock options (including the vested portion of the Buy-Out Option and the Retention Award and any vested Initial Term Annual Awards granted as stock options) shall be exercisable for ninety (90) days following such termination.

          (ii) If Executive’s employment is terminated by the Company other than for Cause and other than for Disability at or after Executives’ attainment of age 65, (x) the Company shall pay to Executive any Accrued Obligations and (y) Executive’s long-term incentive grants shall vest or be forfeited, and any stock options shall be exercisable, as set forth in the applicable grant agreement, but not less than ninety (90) days.
          (iii) If Executive’s employment is terminated by the Company for Cause, the Company shall pay to Executive any Accrued Obligations, and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentive grants (including the vested and unvested portion of the Buy-Out Option and the Retention Award, vested and unvested Buy-Out RSUs and any vested and unvested Initial Term Annual Awards) shall be immediately forfeited and cancelled.
          (c) TERMINATION WITHOUT CAUSE. If at any time (A) prior to Executive’s attainment of age 65 and (B) other than during a Protection Period, Executive’s employment by the Company is terminated by the Company other than for Cause (and other than a termination for Disability), then the Company shall pay or provide Executive with:
          (i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i);
          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A Pro-Rated Bonus;
          (iv) Severance payments in the aggregate amount equal to the product of (A) the sum of (1) Executive’s then Base Salary plus (2) his annual target bonus multiplied by (B) one and one-half (1.5), which amount shall be payable to Executive in equal payroll installments over a period of eighteen (18) months;
          For purposed of this subparagraph (iv) each installment severance payment to Executive under this subparagraph (iv) shall be treated as a separate payment (within the meaning of Section 409A).
          Provided, anything herein to the contrary notwithstanding, if on the date of termination Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)), to the extent that such severance payments (and any other payments and benefits provided in Section 8) constitute a “deferral of compensation” under a “nonqualified deferred compensation plan” under Section 409A and Treasury Regulation Section 1.409A-1, the following provisions shall apply (“Safe Harbor and Postponement”):
          (1) If such payments and benefits are payable on account of Executive’s “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)), Executive shall receive such amount of his severance payments during the six (6)-month period immediately following the date of termination as equals the lesser of: (x) such severance payment amount due Executive under Section 8 during such six (6)-month period or (y) two (2) multiplied by the compensation limit in effect under Section 401(a)(17) of the Code, for the calendar year in which the date of termination occurs and as otherwise provided under Treasury Regulation Section 1.409A-1(b)(9)(iii) and shall be entitled to such of his benefits as satisfy the exception under Treasury Regulation Section 1.409A-1(b)(9)(v) (“Limitation Amount”).
          (2) To the extent that, upon such “involuntary separation from service,” the amount of payments and benefits that would have been payable to Executive under Section 8 during the six (6)-month period following the last day of his employment exceeds the Limitation Amount, such excess shall be paid on the first regular payroll date following the expiration of such six (6)-month period.
          (3) If the Company reasonably determines that such employment termination is not such an “involuntary separation from service,” all such payments and benefits that would have been payable to the Executive under Section 8 during the six (6)-month period immediately following the date of termination, but for such determination, shall be paid on the first regular payroll date immediately following the expiration of such six (6)-month period following the date of termination.
          (4) Any payments under this Section 8(c) that are postponed pursuant to the Safe Harbor and Postponement shall accrue interest at an annual rate (compounded monthly) equal to the short-term applicable federal rate (as in effect under Section 1274(d) of the Code on the last day of the Executive’s employment) plus 100 basis points, which interest shall be paid on the first regular payroll date immediately following the expiration of the six (6)-month period following the date of termination.
          (v) Subject to Executive’s continued co-payment of premiums, continued participation for eighteen (18) months in the Company’s medical benefits plan which covers Executive (and his eligible dependents) upon the same terms and conditions (except for the requirement of Executive’s continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
          (vi) Executive’s Buy-Out Option and Buy-Out RSUs shall become immediately fully vested, and Executive’s Buy-Out Option shall be exercisable for the lesser of one (1) year following the date of termination or the unexpired stated term of the grant. All of Executive’s other unvested long-term incentive awards (including unvested

Initial Term Annual Awards) granted to Executive through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable, in accordance with the terms and conditions set forth in such awards.
          (vii) A pro-rated portion of Executive’s Retention Award, if not then vested and exercisable, shall become vested and exercisable on the date of termination in such number of options as equals the fraction the numerator of which is the number of days Executive was continuously employed from and after February 21, 2008 through the date of termination and the denominator of which is 1,826, and the remaining portion of the Retention Award shall be immediately forfeited. The Retention Award, to the extent vested and exercisable prior to or upon such termination shall remain exercisable for the lesser of one (1) year following the date of termination and the expiration of the ten (10) year option term. The provisions of this subparagraph (vii) shall survive any expiration of the Term in which Executive’s employment continues thereafter.
          (d) COMPANY NON-RENEWAL OF TERM. In the event that the Term expires at any time prior to the fifth anniversary of the Effective Date (without regard for a termination of Executive’s employment upon such expiration or a continuation of Executive’s employment at-will following such expiration), as a result of a Company notice to Executive that the Term shall not be extended beyond such expiration date, the Buy-Out RSUs shall become immediately fully vested upon such expiration date. In the event that the Term expires at any time prior to February 21, 2013, for purposes of vesting and exercise of the Retention Award, the provisions of Section 8(a)(vi) (and Section 8(c)(vii) incorporating such provision by reference therein) shall survive such expiration.
     9. CONDITIONS. Any payments or benefits made or provided to Executive pursuant to any subsection of Section 8 (provided, in the case of Section 8(d), only if Executive’s employment then terminates), or Section 10(c) and Section 10(d), other than Accrued Obligations, are subject to Executive’s:
          (a) compliance with the provisions of Section 11 hereof;
          (b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Exhibit A within twenty-one (21) days after presentation thereof by the Company to Executive; and
          (c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.
Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Obligations) shall not be payable until after the expiration of any statutory revocation period applicable to the General Release without Executive having revoked such General Release, and, subject to the provisions of Section 20 hereof, any such amounts shall be paid to Executive within thirty (30) days thereafter. Notwithstanding, Executive shall be entitled to any Accrued Obligations, payable without regard for the conditions of this Section 9.

     10. CHANGE IN CONTROL; EXCISE TAX.
          (a) CHANGE IN CONTROL. A “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:
          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this definition; or
          (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (b) BUY-OUT RSU AND BUY-OUT OPTION GRANTS; RETENTION AWARD. Upon the occurrence of a Change in Control of the Company, the Buy-Out RSUs to the extent not vested, and the Buy-Out Option and the Retention Award to the extent not vested and exercised by Executive, shall immediately vest in full, the Buy-Out RSUs shall be immediately payable to Executive (unless payment shall be deferred in accordance with the terms thereof), and the Buy-Out Option and Retention Award shall be exercisable; provided, the Buy-Out RSU shall not be then payable as provided above unless the Change in Control also constitutes a change in the ownership or effective control of the Company or a sale of a substantial portion of the assets of the Company, in accordance with the requirements of Section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder (a “409A Change in Control”) and, in the absence of a 409A Change in Control, the Buy-Out RSU shall be payable thereafter upon the earliest to occur of a 409A Change in Control, Executive’s separation from service (subject to any applicable postponement pursuant to Section 409A(a)(2)(B)(i)) or the scheduled date for payment thereof in accordance with the terms of the Buy-Out RSU award agreement. The provisions of this Section 10(b) shall survive any expiration of the Term in which Executive’s employment continues thereafter.
          (c) QUALIFYING TERMINATION. If, prior to Executive’s attainment of age 65, Executive’s employment is involuntarily terminated by the Company without Cause (and other than due to his Disability) or is voluntarily terminated by Executive for Good Reason, in either case only during the period commencing on the occurrence of a Change in Control of the Company and ending on the second anniversary of date of the Change in Control (“Protection Period”), then the Company shall pay or provide Executive with:
          (i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i);
          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A Pro-Rated Bonus;
          (iv) A lump sum severance payment in the aggregate amount equal to the product of (A) the sum of (1) Executive’s then Base Salary plus (2) his annual target bonus multiplied by (B) two (2); provided, unless the Change of Control occurring on or preceding such termination also constitutes a 409A Change in Control, the amount payable to Executive under this subparagraph (iv) shall be paid to Executive in equal payroll installments over a period of twenty-four (24) months, not in a lump sum, to the extent necessary to avoid the application of Section 409A(a)(1)(A) and (B);
          (v) Subject to Executive’s continued co-payment of premiums, continued participation for two (2) years in the Company’s medical benefits plan which covers Executive (and his eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under COBRA; and
          (vi) All of Executive’s unvested stock option, restricted stock unit and other long-term incentive equity awards (including any Initial Term Annual Awards) shall become immediately fully vested, and such stock option awards shall be exercisable for the lesser of one (1) year following the date of termination or the unexpired stated term of the grant.
          Provided, to the extent applicable under Section 409A as a “deferral of compensation,” and not as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4), the payments and benefits payable to Executive under this Section 10(c) shall be subject to the Safe Harbor and Postponement provided at Section 8(c)(iv).
          (d) EXCISE TAX.
          (i) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 10(d), (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), and the present value of such Payments (calculated in a manner consistent with that set forth in the applicable regulations promulgated under Section 280G of the Code) is equal to or less than 110% of the threshold at which such amount becomes an “excess parachute payment,” then the amount of the Payments payable to Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to Executive is subject to the Excise Tax.
          (ii) In the event it shall be determined that the amount of the Payments payable to Executive is more than 110% greater than the threshold at which such amount becomes an “excess parachute payment,” then Executive shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (iii) All determinations required to be made under this Section 10(d), including whether and when a Gross-Up Payment or a Reduction is required, the amount of such Gross-Up Payment or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and Executive (the “Auditor”); provided that in the event a Reduction is determined to be required, Executive may determine which Payments shall be reduced in order to comply with the provisions of this Section 10(d). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction or Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10(d), shall be paid by the Company to Executive within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment or Reduction Amount, if applicable, based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to Executive or the amount of the Payments after the Reduction, as applicable, within five (5) days of the receipt of the Auditor’s recalculation the Gross-Up Payment.
          (iv) Without limiting any earlier payment provided under this Section 10(d), the Gross-Up Payment (or Gross-Up Payments, if applicable) payable to Executive under this Section 10(d) shall be paid to him not later than the last day of Executive’s taxable year following the taxable year in which Executive remits the taxes owed by him that result in the obligation of the Company to pay him such Gross-Up Payment.
     11. EXECUTIVE COVENANTS.
          (a) CONFIDENTIALITY. Executive agrees that Executive shall not, commencing on the date hereof and at all times thereafter, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s employment and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
          (b) NONSOLICITATION. Commencing on the date hereof, and continuing during Executive’s employment with the Company and for the eighteen (18) month period following termination of Executive’s employment for any reason (a twenty-four (24) month post-employment period in the event of a termination of Executive’s employment for any reason at any time during a Protection Period) (“Restricted Period”), Executive agrees that Executive shall not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the six (6) months preceding Executive’s termination of employment an employee, representative, officer or director of the Company; (ii) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason; or (iii) knowingly solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
          (c) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12)-month period ending with the date of termination, in any locale of any country in which the Company conducts business. This Section 11(c) shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
          (d) NONDISPARAGEMENT. Each of Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d). Executive’s provision shall also not cover normal competitive statements which do not cite Executive’s employment by the Company.

          (e) RETURN OF COMPANY PROPERTY AND RECORDS. Executive agrees that upon termination of Executive’s employment, for any cause whatsoever, Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to Executive during Executive’s employment with the Company.
          (f) COOPERATION. Executive agrees that, following termination of Executive’s employment for any reason, Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which Executive was involved during Executive’s employment, including any litigation. The Company shall compensate Executive for reasonable expenses incurred in connection with such cooperation and assistance.
          (g) ASSIGNMENT OF INVENTIONS. Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term. As to all such Inventions, Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
          (h) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

          (i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
          (j) SURVIVAL OF PROVISIONS. The obligations of Executive set forth in this Section 11 shall survive the termination of Executive’s employment by the Company and the termination or expiration of this Agreement and shall be fully enforceable thereafter.
     12. NO ASSIGNMENTS.
          (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
          (b) The Company shall assign this Agreement to any successor to all or substantially all of the business or assets of the Company provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.
     13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At the address shown on the records of the Company
If to the Company:
Belden Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
Attn: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this

Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice of the Company, the terms of this Agreement shall control.
     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(h) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in St. Louis, Missouri, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that Executive or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.
     17. INDEMNIFICATION; LIABILITY INSURANCE. The Company and Executive shall enter into the Company’s standard form of indemnification agreement governing his conduct as an officer and director of the Company.
     18. AMENDMENTS; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     19. ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement together with the exhibit hereto, and without limiting or expanding the effectiveness of Exhibits A, B and C of the Prior Agreement except as otherwise expressly provided in this Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and of the word “or” shall be inclusive and not exclusive.

     20. CODE SECTION 409A.
          (a) It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A.
          (b) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, other than as excepted under Treas. Reg. §1.409A-3(i)(1)(iv)(B) with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
          (c) Without limiting the discretion of either the Company or the Executive to terminate the Executive’s employment hereunder for any reason (or no reason), solely for purposes of compliance with 409A a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) (applying the 20% default post-separation limit thereunder)) as an employee and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service as an employee and such payments shall thereupon be made at or following such separation from service as an employee as provided hereunder.
     21. FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against Executive. In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as set forth in this Agreement.
     22. REPRESENTATION. Executive represents to the Company that Executive has a Noncompetition Agreement with his former employer (“Noncompetition Agreement”), a copy of which has been provided by Executive to the Company. Executive represents and warrants that to the best of his knowledge and belief that the Noncompetition Agreement does not interfere with his legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms. Executive further represents, warrants and covenants that he shall comply by all covenants and restrictions that apply to Executive under the Noncompetition Agreement. Executive further represents that he is not a party to any other agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder.
     In the event that Executive is sued by his former employer based on a claim or claims that his employment by the Company violates the specific restriction against performing services for a competitor under the Noncompetition Agreement, the Company agrees to defend, indemnify and hold harmless Executive from damages or amounts paid in settlement to his former employer and Executive’s reasonable attorneys’ fees (such counsel to be approved by the Company in its reasonable discretion) incurred in connection with any such action; provided (a) such indemnification shall cease, and all amounts paid to Executive shall be immediately refunded to the Company and Executive shall immediately forfeit all right to reimbursement of all amounts incurred by Executive pursuant to such indemnification, in the event that Executive breaches any other covenant under the Noncompetition Agreement (including, without limitation, covenants against soliciting customers or employees and nondisclosure), (b) a termination of Executive’s employment by the Company following the issuance of a permanent injunction granted to such former employer for a breach of any provision of the Noncompetition Agreement, or an injunction which injunction prevents Executive from performing his duties hereunder for more than 90 days, shall be deemed to be a voluntary termination by Executive (without Good Reason, if applicable) hereunder, and (c) the Company shall direct and control any such litigation in which the Company also is a party.
     23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
     25. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

BELDEN INC.

By: Name:	/s/ Glenn Kalnasy Glenn Kalnasy
Its: Director & Compensation Committee Chair

/s/ John Stroup

John Stroup

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
     1. For and in consideration of the promises made in Executive Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Belden Inc. (“Company”), the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates or the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Amended and Restated Employment Agreement between the Company and Executive, dated ___, 2008, [as amended] (the “Employment Agreement”) and any claims under any stock option and restricted stock units agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Missouri Human Rights Act (R.S. MO Section 213.010 et seq.), or the discrimination or employment laws of any state or municipality, or any claims under any express or implied contract which Releasers may claim existed with Releasees. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to any claims of indemnification under the Employment Agreement or a separate indemnification agreement with the Company or rights of coverage under directors and officers liability insurance.
     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
     3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If

Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
     4. Executive acknowledges, agrees and affirms that he is subject to certain post-employment covenants pursuant to Section 11 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.
     5. Executive acknowledges and recites that:
          (a) Executive has executed this General Release knowingly and voluntarily;
          (b) Executive has read and understands this General Release in its entirety;
          (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
          (d) Executive’s execution of this General Release has not been coerced by any employee or agent of the Company; and
          (e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.
     6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.
     7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 13 of the Employment Agreement, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive.
     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: , 20	EXECUTIVE:

John Stroup

A-2